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                                                                    Exhibit 10.7


                               SUBLEASE AGREEMENT


     THIS SUBLEASE AGREEMENT (this "Sublease") is made this 5th day of December 1998, by and between NetRight Technologies, Inc. ("Sublessor"), and Q-Image, Inc. ("Sublessee").

                                    RECITALS

     A. Cornerstone Properties, as Landlord, and Sublessor executed a Lease Agreement, dated November 30, 1998, hereinafter called the "Master Lease" (a copy of which is attached hereto as Exhibit A), for certain premises (the "Premises") comprising approximately 11,516 square feet of rentable space in the building (the "Building") located at 2121 South El Camino Real, San Mateo, CA (the "Premises").

     B. Sublessor desires to sublease to Sublessee a portion of the Premises being leased by Sublessor under the terms of the Master Lease, consisting of 2,350 rentable square feet, as more particularly described on Exhibit B attached hereto (the "Sublease Premises"), and Sublessee desires to lease such space from Sublessor.

     NOW, THEREFORE, Sublessor and Sublessee agree as follows:

                                    AGREEMENT

     1. Sublease of Sublease Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Sublease Premises. Except as otherwise expressed herein provided, such sublease of the Sublease Premises shall be on all the terms, covenants, conditions and provisions in the Master Lease, which terms, covenants, conditions and provisions are incorporated herein and made a part hereof as if fully set forth herein, and are imposed upon the respective parties to this Sublease, with Sublessor herein being substituted for Landlord under the Master Lease, and Sublessee hereunder being substituted for Tenant under the Master Lease. Notwithstanding the foregoing incorporation of the Master Lease, Sublessor shall not be responsible for the performance of any obligations to be performed by Landlord under the Master Lease, and Sublessee agrees to look solely to Landlord for the performance of such obligations. Provided that Sublessor has performed all obligations of Sublessor as Tenant under the Master Lease (except for those obligations that have been delegated to Sublessee hereunder), Sublessor shall not be liable to Sublessee for any failure by Landlord to perform such obligations under the Master Lease, nor shall failure by Landlord to perform its obligations under the Master Lease excuse performance by Sublessee of its obligations hereunder. To the extent the succeeding provisions of this Sublease are inconsistent with or different from the provisions of the Master Lease, the provisions of this Sublease shall control.

     2. Term. The term of this Sublease (the "Term") shall commence on January 1, 1999 and shall continue until the first to occur of (i) the expiration or prior termination of the term of the Master Lease, (ii) a date one hundred twenty (120) days from the date of written notice given by Sublessor to Sublessee terminating the Sublease, or (iii) December 31, 2000.

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     3.   Rent and Other Financial Obligations. Notwithstanding Section 3 of the
Master Lease or any other provision of the Master Lease to the contrary, the monthly installment of Base Rent payable by Sublessee to Sublessor shall be for the period January 1, 1999 - December 31, 1999 $7,050.00 per month and for the period January 1, 2000 - December 31, 2000 $7,637.50 per month. Inasmuch as the amount referred to in the preceding sentence is not sufficient to cover the monthly installments of Base Rent under the Master Lease, Sublessor agrees to pay Landlord the difference in a timely manner under the Master Lease. Sublessee also shall pay its pro rata share (based on the ratio of the rentable square footage of the Sublease Premises to the rentable square footage of the Premises) of all amounts payable as operating expenses, common area expenses and other "additional rent" payable under the Master Lease attributable to the Term.

     4. Furnishings. Sublessee shall have the right to use all furniture, trade fixtures and other personal property (collectively, "Personal Property") belonging to Sublessor located in the Sublease Premises and, upon expiration or prior termination of this Sublease, Sublessee shall return to Sublessor such Personal Property in good condition and repair, normal wear and tear excepted.

     5. Waiver of Subrogation. Notwithstanding any provision to the contrary in the Master Lease, Sublessor and Sublessee each (i) hereby waives all claims such party may have against the other to the extent such claims are covered by insurance carried or required to be carried under the Master Lease, and (ii) shall cause their respective insurers to similarly waive all rights of recovery against the others, and against the officers, employees, partners, agents and representatives of the others, for loss of or damage to the property of the waiving party or the property of others under its control, to the extent such loss or damage is (or would have been) insured against under any insurance policy carried (or required to be carried) by Landlord, Sublessor, or Sublessee hereunder. Each of Sublessee and Sublessor shall obtain a clause or endorsement to the applicable insurance policies carried by such party denying its insurer any rights of subrogation against the other parties.

     6. Termination of Master Lease. This Sublease is and shall at all times be subordinate to the Master Lease. In the event the Master Lease is terminated for any reason, then, on the date of such termination, this Sublease automatically shall terminate and be of no further force or effect. If the termination of the Master Lease (and the resulting termination of this Sublease) occurs through no fault of Sublessor, Sublessor shall have no liability therefor to Sublessee.

     7. Consent of Landlord. Whenever the consent of Landlord is required under the Master Lease, Sublessee shall obtain the consent of Sublessor.

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     IN WITNESS WHEREOF, the parties have caused this Sublease to be executed by their duly authorized representatives as of the date first written above.

                                       SUBLESSOR

                                       NetRight Technologies, Inc.


                                       By: /s/ Mark A. Culhane
                                           ---------------------------------
                                       Name:   Mark A. Culhane
                                             -------------------------------
                                       Title:  Chief Financial Officer
                                             -------------------------------


                                       SUBLESSEE

                                       Q-Image, Inc.


                                       By: /s/ Akber Ali
                                           ---------------------------------
                                       Name:   Akber Ali
                                             -------------------------------
                                       Title:  Contoller
                                             -------------------------------


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                                   EXHIBIT A

2121 S. El Camino Real Office Lease between Cornerstone Properties I, LLC, as Landlord, and NetRight Technologies, Inc., a Delaware corporation, as Tenant, dated November 30, 1998 (filed as Exhibit 10.5).



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                                   EXHIBIT B


[FLOORPLAN]

This exhibit shows a retangular area which specifies one office containing 204 square feet, another office containing 144 square feet, and a 24 square feet area immediately adjacent to the 204 square foot office.

At the top of the exhibit page, and handwritten, is the following:

                 "Useable 2,042 sq. ft."
                 "Rentable 2,350 sq. ft".



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